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                                                                     EXHIBIT 5.1

July 14, 1997

Globalstar, L.P.
Globalstar Capital Corporation
3200 Zanker Road, P.O. Box 640670
San Jose, California 10016

Ladies and Gentlemen:

     We have acted as counsel to Globalstar, L.P., a Delaware limited partnership ("Globalstar"), and Globalstar Capital Corporation, a Delaware corporation ("Globalstar Capital" and together with Globalstar, the "Issuers"), in connection with the preparation of a Registration Statement on Form S-4 (Registration No. 333-25461) (as amended, the "Registration Statement") relating to the offer to exchange (i) an aggregate principal amount of up to $500,000,000 of 11 3/8% Senior Notes due 2004 (the "11 3/8% Exchange Notes") of the Issuers for a like principal amount of 11 3/8% Senior Notes due 2004 (the "11 3/8% Original Notes") of the Issuers that were issued and sold in a transaction exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"), and (ii) an aggregate principal amount of up to $325,000,000 of 11 1/4% Senior Notes due 2004 (the "11 1/4% Exchange Notes" and, together with the 11 3/8% Exchange Notes, the "Exchange Notes") of the Issuers for a like principal amount of 11 1/4% Senior Notes due 2004 (the "11 1/4% Original Notes" and, together with the 11 3/8% Original Notes, the "Original Notes") of the Issuers that were issued and sold in a transaction exempt from registration under the Securities Act. The 11 3/8% Original Notes were issued under, and the 11 3/8% Exchange Notes are to be issued under, an Indenture, dated as of February 15, 1997 (the "11 3/8% Indenture"), among the Issuers and The Bank of New York, as trustee (the "Trustee"). The 11 1/4% Original Notes were issued under, and the 11 1/4% Exchange Notes are to be issued under, an Indenture, dated as of June 1, 1997 (the "11 1/4% Indenture"), among the Issuers and the Trustee. The exchange will be made pursuant to an exchange offer (the "Exchange Offer") contemplated by the Registration Statement.

     In so acting, we have examined original or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the offering memorandum of the 11 3/8% Original Notes dated February 13, 1997, the offering memorandum of the 11 1/4% Original Notes dated June 10, 1997 and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Issuers, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

     In our examinations hereunder, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic originals of all documents submitted to us as certified or reproduced copies. As to various questions of fact material to such opinions, we have relied without independent check or verification upon representations contained in certificates of, or communications with, the Issuers.

     A. Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

          1. The 11 3/8% Exchange Notes have been duly authorized and, when duly executed by the proper officers of the Issuers, duly authenticated by the Trustee and issued by the Issuers in accordance with the terms of the 11 3/8% Indenture, will constitute legal, valid and binding obligations of the Issuers, will be
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     entitled to the benefits of the 11 3/8% Indenture and will be enforceable against the Issuers in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance and other similar laws affecting the enforcement of creditors' rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

          2. The 11 1/4% Exchange Notes have been duly authorized and, when duly executed by the proper officers of the Issuers, duly authenticated by the Trustee and issued by the Issuers in accordance with the terms of the 11 1/4% Indenture, will constitute legal, valid and binding obligations of the Issuers, will be entitled to the benefits of the 11 1/4% Indenture and will be enforceable against the Issuers in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance and other similar laws affecting the enforcement of creditors' rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

          3. The material federal income tax consequence of participating in the Exchange Offer is that the exchange of the Original Notes for Exchange Notes by holders will not be a taxable exchange for federal income tax purposes and such holders will not recognize any taxable income, gain or loss as a result of such exchange.

     B. The opinions expressed herein are subject to the following assumptions, qualifications and exceptions:

          1. We are members of the bar of the State of New York, and the opinions expressed herein are limited to the laws of the State of New York, the General Corporation Law of the State of Delaware, and the federal laws of the United States as in effect on the date of this opinion and to the specific legal matters expressly addressed herein, and no opinion is expressed or implied with respect to the laws of any other jurisdiction or any legal matter not expressly addressed herein.

          2. Our opinion numbered 3 above is based on statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Also, any variation or difference in the relevant facts from those set forth in the Registration Statement may affect the conclusions stated herein.

     These opinions are limited to matters expressly set forth herein and no opinion is to be implied or may be inferred beyond the matters expressly stated herein. This letter speaks only as of the date hereof and is limited to present statutes, regulations and administrative and judicial interpretations. We undertake no responsibility to update or supplement this letter after the date hereof.

     We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to us in the Prospectus included as part of the Registration Statement. In giving such consents, we do not hereby admit that we are in the category of persons whose consent is required under
Section 7 of the Securities Act.

Very truly yours,

/s/ Willkie Farr & Gallagher

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